Exhibit 23.01

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-127648) and related Prospectus of Google Inc. for the registration of 14,759,265 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated January 28, 2005, with respect to the consolidated financial statements and schedule of Google Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Francisco, California

September 7, 2005